EX 99.28(g)(40)

Addendum – JNLST, JNLIST, and JNLVF Master Global Custody Agreement

Addendum To Master Global Custody Agreement

The undersigned JNL Strategic Income Fund LLC formed under the laws of Delaware, with an address at 225 West Wacker Drive, Suite 1200, Chicago, Illinois, on behalf of the series listed under its name on Schedule A attached hereto, severally and not jointly (the series is a separate and distinct “Customer”), hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Master Global Custody Agreement (including amendments thereto), that certain Settled Securities Class Action Services Addendum, that certain International Proxy Voting Addendum, and that certain Mutual Fund Rider, each dated August 12, 2009, by and among JPMorgan Chase Bank, N.A. and certain affiliated companies of the undersigned effective as of August 29, 2012.

JNL Strategic Income Fund LLC,
on behalf of the Customer

By: /s/ Kristen K. Leeman

Name: Kristen K. Leeman

Title: Assistant Secretary

Date: September 13, 2012

Acknowledged and agreed:

JPMorgan Chase Bank, N.A.

By: /s/ Mark D. Trevedi

Name: Mark D. Trevedi

Title: Managing Director

Date: ______________

Addendum – JNLST, JNLIST, and JNLVF Master Global Custody Agreement

Schedule A

JNL Strategic Income Fund LLC

JNL/PPM America Strategic Income Fund